MASTER AGREEMENT

MASTER AGREEMENT ("Agreement”) dated as of November 7, 2008 ("Effective Date") between Fiserv Solutions, Inc., a Wisconsin corporation with offices located at 600 Colonial Center Parkway, Lake Mary, Florida 32746, on behalf of itself and its Affiliates, ("Fiserv"), and Commerce Bank Harrisburg, NA, a Pennsylvania corporation with offices located at 3801 Paxton Street, Harrisburg, PA 17111 ("Client").
Fiserv and Client hereby agree as follows:

1. Services.  (a) Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv the services (collectively "Services") and products ("Products") (collectively, "Fiserv Services") described in the attached Exhibits. In consideration of Fiserv providing the Services, Client shall pay to Fiserv the fees in accordance with this Agreement. Except as set forth in this Agreement or as provided for pursuant to the Change Control Process, there shall be no additional charge or fees payable by Client in respect of Fiserv's performance of its obligations pursuant to this Agreement. "Affiliate" shall mean an entity controlling, controlled by or under common control with a party to this Agreement during the Term hereof where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority.

(b) The Exhibits set forth specific terms and conditions applicable to the Services and/or Products. The parties may add services and products to this Agreement by signing an appropriate Exhibit to this Agreement subject to the Change Control Process outlined in Appendix 3.

(c) In the event Client incurs actual and sustained volumes recognized by both parties as being significantly in excess of Client's 20% year on year growth projections, or in the event of a contemplated acquisition by Client that the parties agree will significantly increase Client's use of Fiserv Services (excluding EFT Services), then Fiserv and Client shall meet to discuss in good faith any appropriate changes in pricing.

(d) Notwithstanding the foregoing, the parties acknowledge that the EFT Services pricing in the market may change over the Term, and Client expects year on year growth of 20%, therefore, specific to the EFT Services as described in Exhibit C of the Agreement, the parties agree to conduct a competitive price analysis of like services, like volumes, like growth, and like terms to such EFT Services for comparable financial institution ("Like Services") within 90 days following the end of years 3 and 5 of the Term from first production use of EFT Services where such competitive analysis shall include Fiserv's then current competitive pricing for such Like Services, If as a result of such analysis the then current market competitive pricing for Like Services is materially different from the pricing currently being invoiced to Client for such EFT Services, then the parties agree to meet to negotiate in good faith any appropriate adjustment to the fees for such EFT Services given current market rates for Like Services and Client's actual growth achievement. Should the parties be unable to agree on an appropriate adjustment, the matter shall be escalated to the second level of informal effort under Section 10 (a) of this Agreement and ultimately resolved through the Dispute Resolution process pursuant to Section 10 of this Agreement.

2. Fees for Fiserv Services. (a) General. Client agrees to pay Fiserv all of the following (collectively, "Fees"):

(i) Monthly Fees - Actual fees (unless otherwise set forth in the Exhibits) due and payable for the Fiserv Services made available in the previous month as specified in the Exhibits beginning when each applicable Fiserv Service is made available to Client. For the avoidance of doubt, the Monthly Fees include Project Services fees.

(ii) Other Fees - License fees, Maintenance fees, and other fees are due as set forth in the Exhibits.

(iii) Out-of-pocket and other additional charges for the month pursuant to Section 2(b).

(iv) Taxes as defined in Section 2(c).
Fees payable pursuant to this Agreement, including each exhibit hereto, including fees due with respect to Fiserv Services added subsequent to the Effective Date of this Agreement shall be increased annually by the percentage increase in the CPI [where "CPI" is the Consumer Price Index for the Urban Wage Earners for clerical workers, All Cities (1982 - 100)] for the 12 month period preceding the date of such increase ("Annual Increase"). Fee may also be increased for incremental volumes or additional services

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provided by Fiserv as identified in the Exhibits. Fiserv may increase its Fees in excess of amounts otherwise payable hereunder or under any exhibit in the event that Fiserv implements major system enhancements (i.e. new functionality) to comply with changes in law, government regulation, or industry practices. Fiserv shall use commercially reasonable efforts to minimize any Fee increases resulting from such changes. For the avoidance of doubt, Client may choose to license enhancements that Fiserv develops for the Software that are not required by Federal regulatory requirements as an option in consideration for payment by Client to Fiserv of the applicable license and maintenance fees for such Enhancement. In addition to the foregoing, Fiserv shall have the right to bill Client the full amount of any increases in third party telecommunication costs, network pass-through fees or other out of pocket expenses incurred on behalf of Client as of the same effective date such increases are billed to Fiserv. Any services in addition to the Services provided under this Agreement shall be added by mutual written agreement between the parties by following the Change Control Process outlined in Appendix 3.

(b) Additional Charges. Fees for out-of-pocket expenses, such as telephone, courier, and other charges reasonably incurred by Fiserv for goods or services obtained by Fiserv on Client's request and behalf shall be billed to Client at cost plus the applicable Fiserv administrative fee of 15% ("Admin Fee"). Such out-of pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider. Fiserv will obtain Client's approval prior to incurring such out-of pocket expenses on Client's behalf.

Fiserv shall bill and Client shall pay for travel and related expenses incurred in relation to the Services in this Agreement, and, as applicable, such expenses shall be incurred in accordance with Fiserv's then-current corporate travel and expense policy. Fiserv has provided to Client Fiserv's current corporate travel and expense policy as of July 2008. Upon Client's request or at least annually, Fiserv shall provide Client a copy of Fiserv's then current corporate travel and expense policy. All expenses shall be itemized on invoices submitted by Fiserv monthly as incurred and shall be due and payable upon presentation of each invoice as provided herein. Client may directly arrange and pay for travel or related expenses for Fiserv staff through Client favorable relationships provided such travel and related arrangements are coordinated with Fiserv staff.

(c) Taxes. Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services ("Taxes"). Taxes shall be detailed and noted separately on each applicable invoice. In no event shall "Taxes" include taxes based upon Fiserv's net income.

(d) Payment Terms. Fees are due and payable monthly upon receipt of invoice. Client shall pay Fiserv through the Automated Clearing House in accordance with the ACH designation form attached as Appendix I to this Agreement unless otherwise set forth in the Exhibits. In the event any invoiced amounts remain unpaid 30 days after payment is due, Client shall pay a monthly late charge of the lesser of 1.5% or the highest amount allowed by law. Client shall neither make nor assert any right of deduction or set-off from Fees invoiced for Fiserv Services provided except as set forth in this Section 2 (d). If Fiserv and Client mutually agree in writing that a credit is due to Client and Fiserv has not issued such credit within 10 days Client may set-off or deduct the amount of such agreed credit from the next amount due. If Client disputes any invoice item, Client shall provide written notice to Fiserv within 30 days of the invoice date specifying in detail the nature of the disagreement. Client and Fiserv shall work in good faith to resolve such dispute within 15 days of receiving such detail or within such other time period as is mutually agreed in writing between the parties. If such dispute is not resolved within such time period, the parties shall escalate the dispute through the dispute resolution process in Section 10 of this Agreement. During the dispute resolution process, Client shall have the right to withhold payment of such disputed item or fee and Fiserv shall not have the right to terminate for such withheld payment.

3. Confidentiality and Ownership. (a) Definitions.

(i) "Client Information" means the Client information provided to or accessed by Fiserv in connection with this Agreement, whether or not any such information is marked with a restrictive legend, including: (A) confidential plans, information, and other proprietary material of Client; (B) customer lists and any information and data concerning the business and financial records of Client's customers prepared by or for Fiserv, or to which Fiserv has access, or used in any way by Fiserv in connection with the provision of Fiserv Services; and (C) any information and data received by Fiserv from Client.

(ii) "Fiserv Information" means Fiserv information provided to or accessed by Client in connection with this Agreement whether or not any such information is marked with a restrictive legend, including: (A) pricing and all other provisions as set forth in this Agreement, confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv Client, supplier, or affiliate), and other proprietary material of Fiserv; (B)

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Fiserv's information security plans, business continuity plans, proprietary computer programs (including custom software modifications, software documentation, databases, and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein), all copyrights, patent rights, trademark rights and other proprietary rights which form part of the Fiserv Services, and the terms and conditions of this Agreement; (C) The Software System (as defined in Exhibit M) and all modifications, enhancements, additions, upgrades, manuals, instructions, documents, or other works based thereon or related thereto, and all patents, copyrights, or other proprietary rights related to each of the foregoing, (all of which are acknowledged by Client to be and contain Fiserv's and its licensors proprietary information and trade secrets and are the sole and exclusive property of Fiserv or its suppliers, whether made by Fiserv, Client, or any of their employees or agents); (D) all information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by or as a result of any of the Services performed pursuant to this Agreement or through its Exhibits, including Project Services as set forth in Exhibit N, by Fiserv or jointly with Client, (all of which shall be the sole and exclusive property of Fiserv or its corporate parent); and (E) any other information and data received by Client from Fiserv. Client shall be entitled to Use any work product provided by Fiserv in accordance with the terms and conditions of this Agreement and its Exhibits. Nothing in this Agreement or its Exhibits shall convey to Client any title to or any rights in the Software licensed pursuant to Exhibit M, including but not limited to all proprietary rights or ownership of any modifications or derivatives. Client's sole right in relation to Software or any modifications provided by Fiserv is Use of the same in accordance with the terms and conditions of Exhibit M and related Exhibits M - n.

Client agrees that all materials made by Client, its employees or agents pursuant to Sections 3(a)(ii) C and D shall be deemed to be "works made for hire" of which Fiserv shall be deemed the author; provided that to the extent such works are determined not to constitute "works made for hire" as a matter of law, Client hereby irrevocably assigns and transfers to Fiserv all rights, title, and interest in such works, including but not limited to copyrights, patent rights, trade secrets, industrial property rights, and moral rights and shall execute all documents reasonably requested by Fiserv for the purpose of registering such rights.

(iii) "Information" means Client Information and Fiserv Information. No obligation of confidentiality applies to any Information that the receiving party ("Recipient") (A) already possesses without obligation of confidentiality; (B) develops independently without use of or reference to the Information; or (C) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

(b) Obligations. Recipient agrees to hold as confidential all Information it receives from the disclosing party ("Discloser"). All Information shall remain the property of Discloser or its suppliers and licensors. Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Recipient may only use Information in accordance with the purpose of this Agreement. Fiserv specifically agrees that it will not use or disclose any non-public personal information about Client's customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act or the regulations issued thereunder ("GLB"). Recipient may disclose Information to: (i) its employees and employees of permitted subcontractors and affiliates who have a need to know; and (ii) any other party with Discloser's prior written consent. Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. In the event Client requires a third party to interface to Fiserv's CBS core system, Client shall comply with the obligations of this Section for non-disclosure, ensure such third party complies with applicable provisions of this Agreement, and license the applicable Communicator message service in accordance with Exhibit M to this Agreement. Client's third party shall write to such Communicator message service. Any professional services required from Fiserv by Client to assist Client's third party shall be provided at Client's expense at Fiserv's professional service rates, as mutually agreed in writing, and provided in accordance with Exhibit N. Recipient may disclose Information to the extent required by law. However, Recipient agrees to give Discloser prompt notice, if legally permissible, so that Discloser may seek a protective order. At Recipient's option, Information will be returned to Discloser or destroyed (except as may be contained in back-up files created in the ordinary course of business that are recycled in the ordinary course of business over a 30- to 90-day period or such longer period as required by applicable law) at the termination or expiration of this Agreement and, upon Discloser's request, Recipient will certify to Discloser in writing that it has complied with the requirements of this sentence. The

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provisions of this sub-section survive any termination or expiration of this Agreement.

(c) Residuals. Nothing contained in this Agreement shall restrict Recipient from the use in its business of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipient's business activities and retained in the unaided memory of Recipient's employees.

(d) Fiserv System and Client Systems. Fiserv systems used in the delivery of Services (the "Fiserv System") and Client's networks and computer systems ("Client Systems") contain information and computer software that are proprietary and confidential information of the respective parties, their suppliers, and licensors, Each party agrees not to attempt to circumvent the devices employed by the other party to prevent unauthorized access thereto, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

(e) Ownership. With the exception of Client Information, all information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by Fiserv or jointly with Client or by any of Fiserv's or Client's employees or agents, through or as a result of or related to any of the Services performed, including Project Services as set forth in Exhibits N and related N - n - n, or Products provided hereunder including Software provided as set forth in Exhibit M and related M - n - n, shall be the sole and exclusive property of Fiserv or its corporate parent. Client shall execute documents reasonably required by Fiserv, and shall ensure that its employees are subject to legally binding agreements or other written commitments requiring them to execute documents reasonably required by Fiserv, to perfect such rights, Client shall be entitled to use all such work product in accordance with the terms and conditions of this Agreement.

(f) Exception to Ownership. In the event Client presents to Fiserv an original idea regarding a technology or functionality development not previously considered or known to Fiserv or the industry, Client and Fiserv may mutually agree to an alternative ownership structure or to a period of exclusive use of such development by Client. This shall not preclude Fiserv from accepting an engagement for development of the same or a substantially similar development for another Fiserv client, provided no use of Client Information is made by Fiserv. Any provision of this Agreement to the contrary notwithstanding, Fiserv shall not own the interface that Client or Client's third party contractor creates to the Fiserv communicator application. Such interface shall be owned by Client.

(g) Restrictions. Without limiting any other obligation set forth in this Section 3, Client shall not use, transfer, distribute, interface, integrate, or dispose of any information or content contained in the Fiserv Services in any manner that could compete with the business of Fiserv. Client shall not: (i) use the Fiserv Services to provide services to third parties; or (ii) reproduce, republish or offer any part of the Fiserv Services (or compilations based on any part of the Fiserv Services) for sale or distribution in any form, over or through any medium, without the prior written consent of Fiserv. For the avoidance of doubt, the restrictions in this subsection 3(g) shall not apply to Client Affiliates or other Client personnel acting in the ordinary course of business, provided that any such Client Affiliate is not a competitor of Fiserv and provided further that any such Client Affiliate and Client personnel agree to comply with the terms and conditions of this Agreement.

4. Information Security.  (a) General. Fiserv has implemented and shall maintain appropriate measures designed to meet the objectives of the applicable guidelines establishing information security standards as adopted by any federal regulatory agencies having jurisdiction over Client's affairs ("Guidelines"). These measures will consist of appropriate disposal of consumer information as required, and taking appropriate actions to address incidents of unauthorized access to Client's sensitive customer information, including notification to Client as soon as possible of any such incident. Without limiting the foregoing, Fiserv's information security program is designed to: (i) ensure the security and confidentiality of customer information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. Upon Client's written request or as mutually agreed between Client's information security officer or designee and Fiserv's relationship manager, Fiserv shall provide Client with copies of any associated audit reports, summaries of test results or equivalent measures taken by Fiserv to ensure that its information security program meets the objectives of the Guidelines.

(b) Client Requirements. As mutually agreed and at Client's expense, Fiserv shall make commercially reasonable modifications to its information security program to conform to Client's information security requirements, as they exist from time to time.

(c) Fiserv Plan. Within 30 days of Client's written request, Fiserv shall provide to Client a summary copy of Fiserv's written information security plan, and thereafter upon Client's written request will provide updates on the status of its information security plan.

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(d) Security Testing. Fiserv uses a third party to provide monitoring, penetration and intrusion testing with respect to certain Services, Upon Client's written request or as mutually agreed between Client's information security officer or designee and Fiserv's relationship manager, Fiserv agrees to provide Client with (i) a copy of its most recent security certification, if any, for the applicable Fiserv service center providing such Services and/or (ii) a letter from Fiserv's third party provider validating the certification.

(e) Notification. Each party agrees that it shall notify the other party as soon as possible upon becoming aware of any incident of attempted or actual unauthorized access to any Information or the Fiserv System.

(f) Data Encryption. Client agrees to comply with Fiserv's then-current data encryption policies and controls regarding transmission to and from Fiserv of tapes, images, Client Files as defined in Section 6 (a), or other data in connection with the Fiserv Services (collectively, "Data"). Upon a requirement of Client to send Data to Fiserv, upon request by Client, or as mutually agreed between Client's information security officer or designee and Fiserv's relationship manager. Fiserv shall provide to Client a copy of Fiserv's then-current data encryption policies and controls. If Client requests or requires Fiserv to send, transmit, or otherwise deliver Data to Client or any third party in any manner not in compliance with such policies and controls, then, notwithstanding any other provision of this Agreement: (i) Client understands and accepts all risk of transmitting Data in an unencrypted or otherwise noncompliant format; (ii) Client releases and discharges Fiserv and its employees, officers, directors, agents, and affiliates from any and all liability, damage, or other loss under this Agreement or otherwise (collectively, "Loss") suffered by or through Client arising out of the transmission, destruction, or loss of such Data, including without limitation any information security or privacy breach related to such Data; and (iii) Client shall indemnify and hold harmless Fiserv and its employees, officers, directors, agents, and affiliates from any Loss suffered by any of them arising out of the transmission, destruction, or loss of such Data, including without limitation any information security or privacy breach related to such Data.

5. Hiring and Employment. (a) Background Checks. Fiserv shall not knowingly permit any Fiserv employee to have access to the premises, records or data of Client when such employee: (i) uses drugs illegally; or (ii) has been convicted of a crime in connection with a dishonest act or a breach of trust, as set forth in Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829 (a). Consistent with Fiserv's employment practices, newly hired Fiserv employees: (x) as from 1996, are required to pass a pre-employment criminal background check; and (y) as from 1993, are required to pass a pre-employment drug screening. Upon Client's reasonable written request and at its expense, Fiserv agrees to perform additional reasonable background checks on those of Fiserv's employees who will have access to Client facilities or Client Systems located at Client or Fiserv facilities. The results of all such background checks shall be retained solely by Fiserv.

(b) Equal Employment. Each party agrees that it shall not discriminate against any employee or applicant for employment because of race, creed, color, age, sex, national origin, marital status, liability for service in the armed forces, disability due to veteran status, status as veteran of the Vietnam era, or the handicapped, and it shall comply with all applicable requirements of the Equal Opportunity Clause set forth in Executive Order 11246, as amended, and its implementing instructions, as well as the Rehabilitation Act of 1973 and the Vietnam Era Veterans' Readjustment Assistance Act of 1974.

6. Regulatory Agencies, Regulations and Legal Requirements. (a) Client Files. Records maintained and produced for Client ("Client Files") may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client's business to the same extent as such records would be subject if maintained by Client on its own premises. Client agrees that Fiserv is authorized to give all reports, summaries, or information contained in or derived from the data or information in Fiserv's possession relating to Client when formally requested to do so by an authorized regulatory or government agency in accordance with Section 3 (b) of this Agreement. Client agrees to pay Fiserv its then-current rates as set forth in Exhibit 1 for all research work resulting from regulatory requests, government agency requests, and legal process requests such as subpoena or search warrant, whether issued during or after the term of this Agreement.

(b) Compliance with Regulatory Requirements. Client agrees to comply with regulatory and legal requirements applicable to Client's receipt of Fiserv Services, which may include without limitation:

(i) submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;
(ii) providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;
(iii) retaining records of its accounts as required by regulatory authorities;
(iv) obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and
(v) maintaining, at its own expense, such casualty and business interruption insurance coverage for loss

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of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.

7. Warranties and Indemnification. (a) By Fiserv.

(i) Warranty. Fiserv represents and warrants that: (A) no contractual obligations exist that would prevent Fiserv from entering into this Agreement; (B) Fiserv has the requisite authority to execute, deliver, and perform Fiserv's obligations under this Agreement; (C) Services will conform to the specifications set forth in the Exhibits; (D) Fiserv will perform Client's work accurately provided that Client supplies accurate data and information, and follows the procedures described in all Fiserv provided documentation and notices; (E) Fiserv personnel will exercise due care in provision of Services; (F) functionality provided by the Fiserv System will enable Client to comply in all material respects with Federal regulations generally applicable to Fiserv's Clients in the industry in which the functionality is intended to be used; and (G) Fiserv will comply with Federal regulations applicable to Fiserv's performance of its obligations under this Agreement.

(ii) Indemnity. Fiserv shall defend and indemnify Client and hold it harmless against any and all amounts payable by Client under any judgment, verdict, court order or settlement entered or agreed in any third party claim or action that alleges that the Fiserv System infringes a United States patent, copyright, or other proprietary right of such third party ("Infringement Claim"). Client agrees to notify Fiserv promptly of any Infringement Claim and grants Fiserv the sole right to control the defense and disposition of all Infringement Claims. Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any Infringement Claim. The obligations set forth in this paragraph are Fiserv's entire liability and Client's sole and exclusive remedy for any Infringement Claim.

(iii) Software Indemnity.

A.
Fiserv shall defend and indemnify Client and hold it harmless against any Third Party claim or action alleging Use of Software infringes a patent, copyright, or other proprietary right of such Third Party enforceable in the region or country of the location of Software Use. Client agrees to notify Fiserv promptly in writing of any such claim and grants Fiserv sole right to control the defense and disposition of such claim at Fiserv's expense. Client will provide support to Fiserv as requested to assist in such defense.

B.
If, as a result of such claim, Fiserv or Client is permanently enjoined from using Software by a final, non-appealable decree or, in Fiserv's judgment, is likely to be so enjoined, Fiserv, at its sole option and expense, may (i) procure for Client the right to continue to use Software or (ii) provide a replacement or modification for Software, that is non-infringing and continues to function in accordance with the Documentation, so as to settle such claim. If neither Software replacement or modification nor procurement of the right of continued use is reasonably practical in Fiserv's sole opinion, Fiserv shall discontinue and terminate the License for the infringing Software or Software component upon written notice to Client and shall refund to Client the Total License Fees paid for such Software or Software component to Fiserv. In making this determination, Fiserv will give due consideration to all factors, including financial expense. In no event shall Fiserv settle any such Third Party claim by making an agreement which would cause Client to lose any right under this Agreement without Client's prior written consent. In the event that such terminated License relates to a component of Software which is deployed in providing a dependent Service Client shall have the right to terminate such Service without a termination fee being due.

C.
The foregoing subsection 7(a)(iii)B states Fiserv's entire liability and Client's sole and exclusive remedy for the infringement of any copyrights, patents, or other proprietary rights by Software or any part thereof, and Client hereby expressly waives any other liabilities on the part of Fiserv arising therefrom.

D.	Fiserv shall have no liability for any claim based upon:

(a)	Use of any part of Software in combination with materials or software not provided or not specifically approved in writing by Fiserv; or
(b)	modifications made by Client or any Third Party.

THE WARRANTIES STATED ABOVE AND IN THE EXHIBITS, IF ANY, ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY FISERV. CLIENT ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED THE FISERV SERVICES AND THEIR APPLICATION TO CLIENT'S NEEDS. FISERV DOES NOT MAKE, AND CLIENT HEREBY

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EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND FROM A COURSE OF DEALING OR USAGE OR TRADE.

(b) By Client.

(i) Client represents and warrants that: (A) no contractual obligations exist that would prevent Client from entering into this Agreement; (B) it has complied with all applicable regulatory requirements; and (C) it has requisite authority to execute, deliver, and perform this Agreement.

(ii) Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against: (A) any claims or actions arising out of the use by Client of the Fiserv System and/or Software in a manner other than that provided in this Agreement; (B) claims arising out of Client's instructions to Fiserv to perform the Fiserv Services properly followed by Fiserv; and (C) any and all claims by third parties through Client arising out of the performance and non-performance of the Software and/or Fiserv Services by Fiserv, provided that the indemnity listed in clause (C) hereof shall not preclude Client's recovery of damages from Fiserv pursuant to the terms and subject to the limitations of this Agreement.

(iii) Client shall use Fiserv Services only in conjunction with lawful purposes. Client agrees not to use the Fiserv Services for any activities in violation of any laws or regulations including but not limited to wrongful transmission of copyrighted material, sending of threatening or obscene materials, or misappropriation of exportation of trade or national secrets. Client is solely responsible for ensuring that Client's use of Fiserv Services complies with all applicable state and federal statutory and regulatory requirements.

(iv) As relates to eLending Services, notwithstanding anything else contained in Exhibit E or the Agreement, in no event shall Fiserv be held liable for Client's business processes and procedures that include the Fiserv eLending Services.

(v) Trademark and Intuit Services Content Indemnity Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of Fiserv' use of Marks and/or Intuit Services Content as defined in Exhibit I of this Agreement and as authorized by the terms of this Agreement.

(v) Client Warranties. Client represents and warrants that Intuit Services Content provided to Fiserv is either original or that Client has the legal right to provide such Intuit Services Content; and (b) Intuit Services Content doesn't impair or violate any intellectual property or other rights of Fiserv or any third party. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of any breaches of the foregoing; or any improper use of information gathered through any co-branded site as part of Fiserv Services.

(vi) Client acknowledges that access to the Web Services and WireXchange Services shall be across public and private lines and that Fiserv has no control over such lines or the information available from nonFiserv sources.

(vii) Client shall protect, indemnify and hold Fiserv harmless from and against all costs, damages, expenses, claims, judgments, reasonable attorney's fees or other liabilities arising out of Client's trademark use other than as provided for in this Agreement.

8. Limitation of Liability.

(a) IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR TORT DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT.

(b) EXCEPT FOR CLAIMS RELATED TO PROPRIETARY RIGHTS OR PAYMENT OBLIGATIONS, NEITHER PARTY MAY ASSERT ANY CLAIM AGAINST THE OTHER RELATED TO THIS AGREEMENT MORE THAN 3 YEARS AFTER SUCH CLAIM ACCRUED.

(c) FISERV'S AGGREGATE LIABILITY TO CLIENT FOR ANY AND ALL CLAIMS OR OBLIGATIONS RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE GREATER OF 12 MONTHS SERVICES FEES OR $3.5 MILLION (THE "CAP"). NOTWITHSTANDING THE FOREGOING, THE CAP SOLELY WITH RESPECT TO CLAIMS ARISING FROM FISERV'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 3 SHALL BE $8 MILLION.

(d) FISERV'S LIABILITY FOR ANY AND ALL CLAIMS OR OBLIGATIONS RELATING TO INFRINGEMENT ACTIONS UNDER SECTION 7(a)(iii) SHALL NOT BE LIMITED BY THIS SECTION 8.3.

(e) FISERV'S AGGREGATE LIABILITY FOR A DEFAULT RELATING TO THIRD PARTY EQUIPMENT OR SOFTWARE PROVIDED UNDER THIS AGREEMENT OR

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ITS EXHIBITS SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT FOR SUCH EQUIPMENT OR SOFTWARE..

(f) If in the sole judgment of Fiserv the total fees due or to become due to Fiserv under this Agreement as contemplated an the Effective Date decreases by 15% or more at any time during the term of this Agreement, the amount of the foregoing Caps shall be decreased ratably upon 30 days' prior written notice from Fiserv to Client. In no event shall the Cap applicable to claims, generally, be reduced below $2 million and in no event shall the Cap applicable to Fiserv breach of the Section 3 confidentiality obligations be reduced below $6.5 million.

9. Term and Termination. (a) Term. The initial term of this Agreement shall end 7 years following the date Fiserv Services are first used by Client in live production. Unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term or any renewal term, this Agreement shall automatically renew for additional term(s) of 2 years. Fiserv shall initiate renewal discussions with Client 18 months prior to the expiration of this Agreement's initial Term or any renewal term. This Agreement shall be effective on the earlier of the Effective Date or the day services are first provided to Client by Fiserv.

(b) Material Breach; Failure to Pay.

(i) Either party may terminate in part, the Fiserv Service and any or all portions of the Exhibits to which the Fiserv Service relates in the event of a material breach by the other party of its obligations with respect to such Fiserv Service or under the related Exhibit, in each case, if such breach is not cured following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach within the following applicable period (x) 60 days solely with respect to Exhibit I to this Agreement, (y) 90 days for other material breaches, or (z) such other period as may be specified in this Agreement with regard to a specific Exhibit or material breach. For the avoidance of doubt, the termination rights with respect to Client's failure to pay is set forth in subsection (iii) below.

(ii) Either party may terminate in whole this Agreement in the event of a material breach by the other party with regard to the other party's Information or other intellectual property, or any other material breach which is also a material breach of the entire Agreement or relationship between the parties; in each case, if such breach is not cured following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach within the following applicable period (x) 60 days solely with respect to Exhibit I to this Agreement, (y) 90 days for other material breaches, or (z) such other period as may be specified in this Agreement with regard to a specific Exhibit or material breach. For the avoidance of doubt, the termination rights with respect to Client's failure to pay is set forth in subsection (iii) below.

(iii) In the event any invoice not going through the dispute process described in Section 2 (d) remains unpaid by Client 15 days after Fiserv provided written notice of Client's failure to pay, Fiserv may terminate in whole or in part (a) the Fiserv Service and any or all portions of the Exhibits to which the Fiserv Service relates and/or Client's access to and use of such Fiserv Services if such failure to pay relates to a particular Fiserv Service or related Fiserv Services, or (b) this Agreement and/or Client's access to and use of Fiserv Services, including applicable licenses as described in subsection 9 (j) if such failure to pay relates to the Agreement in its entirety.

(c) Remedies. Remedies contained in this Section 9 are cumulative and are in addition to the other rights and remedies available to Fiserv under this Agreement, by law or otherwise.

(d) Defaults. If Client:

(i) fails to cure its material breach, or falls to pay amounts due, each as set forth in Section 9(b);

(ii) deconverts any data or information from the Fiserv System either without Fiserv's prior written consent or in violation of this Agreement; or (iii) commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Client's property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;

(iii) violates any of the License, or Use provisions of Exhibit M or related Exhibits M - n or Non Assignment or confidentiality provisions of this Agreement as relates to Software licensed pursuant to Exhibit M, and fails to remedy any such breach within 5 days of notice thereof from Fiserv;

then, in any such event, Fiserv may, upon written notice, terminate this Agreement, or the applicable Fiserv Service as described in Section 9 (b) above, and be entitled to recover from Client as liquidated damages an amount equal to the Termination Fees as set forth herein:

Termination Fee Table:

Event of Termination of the Agreement in whole.	Termination fee for termination in any of years 1 through 5	Termination Fee for termination in any of years 6 or 7
Termination pursuant to Section 9 (b) herein	$5,000,000	$4,000,000
Termination pursuant to Section 9 (e) herein where such termination is to move Services to a competitor of Fiserv's	$7,500,000	$6,000,000
Termination pursuant to Section 9 (e) herein generally, or where such termination is due to merger with or acquisition of Client	$5,000,000	$4,000,000

The Termination Fee for termination of a particular Fiserv Service or Exhibit shall be calculated by taking as the prorata share of the average Monthly Services Fees for the Fiserv Service being terminated for the 6-month period preceding the effective date of termination divided by the average Total Monthly Services Fees for the Fiserv Services for the 6-month period preceding the effective date of termination times the Termination Fee amount in the table herein, Monthly Services Fees shall mean the Monthly Fees specific to the Fiserv Services provided in Exhibit 1 to this Agreement and excluding pass-through charges. Client agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorneys' fees, in taking any of the foregoing actions.

(e) Convenience; Early Termination. Client may at its option terminate the Account Processing Services set forth Exhibits A and related A - n beginning in June, 2012 with no Termination Fee and move such processing to Client's data center or other Client designated data center, provided such data center is not a managed facility of a Fiserv Competitor as set forth in Appendix 4 to this Agreement and subject to the Client remaining current in its license and maintenance obligations as set forth in Exhibits M and related M - n. If Client terminates this Agreement or reduces or terminates Fiserv Services for any reason other than pursuant to Section 9 (b)(i), Client shall pay a termination fee based on the Termination Fee Table in this Section 9. For the avoidance of doubt, the Termination Fee shall not apply to a normal attrition of volumes for which Services are provided, provided that such attrition of volumes does not also constitute a breach of Section 12(l) of the Agreement.

(f) Liquidated Damages. Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of Clients using the Fiserv System on the date the Agreement terminates. Accordingly, the amounts set forth in Sections 9 (d) and (e) represent Client's agreement to pay and Fiserv's agreement to accept as liquidated damages (and not as a penalty) such amount for any such termination.

(g) Duty to Mitigate. Each party shall use commercially reasonable efforts, and will cooperate with the other party, to minimize any damages or other costs resulting from termination hereunder.

(h) Termination Assistance Services. Promptly following Client giving or receiving any notice of termination under this Agreement, Client, if it desires Fiserv's assistance in affecting an orderly transition from Fiserv Services to the services of itself or a third party during the termination assistance service period ("Transition Services"), shall request such Transition Services. The scope of Transition Services shall be mutually agreed in writing between the parties. Client shall pay Fiserv at its then current contracted services rates, as set forth in Exhibit 1, for the in scope Transition Services. Client shall pay Fiserv at its then current published rates for those Transition Services that are not in scope of or contemplated in this Agreement. Client shall also pay to Fiserv all then due outstanding Fees, including, if any, Termination Fees, Services Fees due, owing, or becoming due as part of Termination. Fiserv shall not be obligated to perform any Transition Services prior to receipt of all outstanding Fees from Client. In the event of termination by Fiserv for Client's failure of Client to pay Fees, Client shall pay all Fees associated with the Transition Services as well as the applicable Fiserv Services to be provided through the projected date of termination, (hereinafter "End Date"), in advance of Fiserv's provision of any such Services. In all other cases Client payments for Fees shall continue in accordance with the Agreement. On the End Date, Client shall make payment of all remaining Fees prior to Fiserv providing Client's final customer data files.

(i) Deconversion Charges. Client agrees to pay Fiserv's then-current deconversion charges in connection with Client's deconversion from the Fiserv System. Upon termination or cancellation of the Card Services set forth in Exhibit G, the Fiserv fee for deconversion is $2,500.00 and Client shall pay for destruction or shipping of any plastic card stock and related materials owned by Client in Fiserv's possession.

(j) For the avoidance of doubt, the provisions of the Agreement and its Exhibits remain in full force and effect through and including the End Date. The quality and level of performance through and including the End Date shall not be degraded. After End Date, Fiserv shall, at Client's expense (1) answer questions from Client regarding the terminated Services on an "as needed' basis and (2)

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deliver to Client or destroy any remaining Client-owned reports, data and documentation relating to the terminated Services still in Fiserv's possession. Any programming required to provide such information to Client will be billed as per Section 9(h) above.

(k) The termination of the Agreement or Exhibit M shall automatically, and without further action by Fiserv, terminate and extinguish the license granted under Exhibit M, and all rights in and to the Software System shall automatically revert irrevocably to Fiserv. Fiserv shall have the right to require Client cease use of the Software and Fiserv shall have the right to take immediate possession of the Software System and all copies thereof wherever located without further notice or demand.

(1) Upon any termination or expiration of Exhibit D, Client understands and agrees that all rights of Customers with respect to the Products, BANKLINK Software, and Fiserv trademarks related to such shall automatically cease and terminate.

(m) Fiserv reserves the right, without any liability to Client or its Customers, to terminate the telecommunication component of Exhibit D at any time upon prior written notice to Client in the event the relationship between Fiserv and applicable third party suppliers of services or products terminates, which termination would adversely affect Fiserv's ability to perform this Exhibit. In such event, Fiserv shall use commercially reasonable efforts to replace such third party supply of telecommunication component to avoid adverse impact on Fiserv's provision of the Services.

(n) Service Modifications. In connection with Fiserv' provision of WireXchange Services, either party may terminate WireXchange Services, or any part thereof, without Termination Fee, immediately upon notice to the other party of any legislative, regulatory, or judicial (i) impairment of the provision thereof; and/or (ii) restrictions or conditions that would materially affect the integrity thereof.

(o) Project Service Termination. At Client's sole option, Client may terminate any Work Order, Implementation Project, or Development Project upon 30 days prior written notice to Fiserv, provided that Client agrees to pay Fiserv for any Project Services Fees due, owing or becoming due for the Project Services rendered prior to the effective date of termination. In no event shall Fiserv be liable for refund of any Development Fees already paid by Client. However, with regard to Implementation Fees, any applicable pre-paid and unearned fees shall be returned to Client

(p) Holdover. Upon any termination or expiration of Exhibit B, Item Processing Services provided subsequent to the initial End Date will be charged at then-current fees being charged to Client, plus a holdover premium of 25% for all Item Processing Services provided after the originally-scheduled End Date.

10. Dispute Resolution. (a) Informal. Before initiating arbitration or other legal action against the other relating to a dispute herein, the parties agree to work in good faith to resolve disputes and claims arising out of this Agreement. To this end, either party may request in writing that within two business days of receipt of a notice from either Party specifying the nature of the dispute each party will designate an officer or other management employee with authority to bind such party to meet to resolve the dispute or claim. If the dispute is not resolved within 15 days of the commencement of informal efforts under this paragraph, either party may request in writing that within two business days of receipt of a notice from either Party specifying the nature of the dispute escalate the issue to a higher level of management employee within each party to work in good faith to resolve the dispute or claim. If the dispute is not resolved within 10 days of the commencement of this second level of informal effort under this subsection 10 (a), either party may pursue formal dispute resolution. This paragraph will not apply if. (i) expiration of the applicable time for bringing an action is imminent; or (ii) injunctive or other equitable relief is necessary to protect a party's proprietary rights.

(b) Arbitration. Except with respect to disputes arising from a misappropriation or misuse of either party's proprietary rights, any dispute or controversy arising out of this Agreement or its interpretation that is not resolved under Section 10(a), may be submitted to and resolved by arbitration under the then prevailing rules of Judicial Arbitration and Mediation Services, Inc. (JAMS). A party seeking arbitration shall submit written notice of its request for arbitration to the other party, setting forth the specifics of the claim being made. If the parties agree to arbitrate such dispute, a formal demand for arbitration shall be submitted to JAMS by such requesting party. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the parties agree to arbitrate, then the arbitration shall be heard by 3 arbitrators, 1 chosen by each party, and the third chosen by those 2 arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least 1 of the arbitrators selected will be an attorney. Discovery shall not be permitted. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is submitted to JAMS. The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing. Any award in such arbitration shall be final

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and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

(c) Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16 and the Federal Rules of Evidence. The arbitrators shall apply the substantive law of the State of Pennsylvania, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

(d) Situs. If arbitration is used to resolve any disputes between the parties, the proceedings to resolve any such dispute shall be held in Harrisburg, Pennsylvania.

11. Audit. (a) General. Fiserv employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls. In addition, Fiserv provides for periodic independent audits of its operations, which shall include an annual SAS-70 Type II audit to the extent required by law or regulation. Fiserv shall provide Client with a copy of such independent audit report of the Fiserv service center providing Services within a reasonable time after its completion, where such time shall not exceed [ 30 days ]. Fiserv will meet with Client within a reasonable period of time after receipt of Client's written request to review deficiencies, if any, noted in such audit report. Fiserv will develop and implement an action plan to address and resolve any material deficiencies within a commercially reasonable time at Fiserv's expense.

(b) Regulatory. As specifically permitted by law and regulation, Fiserv acknowledges and agrees that regulators shall be permitted to audit Fiserv's performance under this Agreement at any time during Fiserv's normal business hours.

(c) Billing Records. Upon Client's reasonable request in writing, Fiserv shall provide Client with documentation supporting the amounts invoiced by Fiserv hereunder for the 12-month period preceding such Client request. If such documentation reveals the amounts paid to Fiserv exceed the amounts to which Fiserv is entitled and such amounts are independently verified, Fiserv shall promptly remit the amount of such overpayment.

(d) Regulatory Reported Issue. In the event Client's regulator identifies an area of deficiency in Client's business operations that is directly provided by Fiserv through Fiserv Services and requires Client to obtain an independent audit of such function or service, or if such regulator issues a criticism or directive that Client reasonably believes requires an independent audit of such function or service, Client shall have the right to request that Fiserv have such deficiency included in Fiserv's next SAS70 type II audit if such audit is to begin within [ 90 ] days of Client's and Fiserv's mutual written agreement of the scope, or Fiserv shall initiate a targeted audit of such function or service for the specific issue(s) raised by the regulator within [ 90 ] days of Client's and Fiserv's mutual written agreement of the scope at Client's expense. In such event, Client and Fiserv shall mutually agree upon the scope of such audit, ensuring that such scope is consistent with the direction of the regulator. Fiserv shall review the results of such audit with Client for the purpose of addressing Client's regulator's claim of deficiency. Fiserv will develop and implement an action plan to address and resolve any material deficiencies within a commercially reasonable time at Fiserv's expense.

12. Services Terms.  (a) General. This Section 12 shall apply to the following Services, and any other processing Services, to the extent any such Services are added as Exhibits to this Agreement:
•	Account Processing Services
•	Item Processing Services
•	Item Processing Disaster Recovery Services
•	EFT Services
•	iLINK Products and Services
•	eLending Services
•	WireXchange Services
•	Card and Fulfillment Services
•	Web Hosting Services
•	E-Commerce Services
•	Consumer Advantage Services

(b) Additional Services.

(i) Implementation Services. For the fees, if any, set forth in the Exhibits, Fiserv will provide Implementation Services to the extent applicable to the Services. "Implementation Services" means services: (A) to convert Client's existing applicable data and/or information to the Services, and/or (B) to implement the Services. Client agrees to provide all necessary cooperation, information and assistance in connection with Implementation Services to facilitate conversion and/or implementation. Client is responsible for all pre approved out-of-pocket expenses reasonably incurred by Fiserv in connection with Implementation Services.

(ii) Training Services. To the extent applicable to the Fiserv Services, Fiserv shall provide training, training aids, user manuals, and other documentation for Client's use as Fiserv finds necessary to enable

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Client personnel to become familiar with Fiserv Services, for the fees, if any, set forth in the Exhibits. If requested by Client, classroom training in the use and operation of Fiserv Services will be provided at a training facility as mutually agreed between the parties.

(c) Fiserv Obligations.

(i) Client Policies. While assigned to provide Services at a Client location or otherwise visiting Client's facilities, Fiserv employees will: (A) comply with Client's reasonable safety and security procedures and other reasonable Client rules applicable to Client personnel at those facilities to the extent all such procedures and rules are provided to Fiserv in writing and in advance, (B) comply with all reasonable requests of Client personnel, as applicable, pertaining to personal and professional conduct, and (C) otherwise conduct themselves in a professional and businesslike manner.

(ii) Changes. Fiserv may make changes in its methods of delivering the Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv's service center(s). Fiserv will notify Client prior to implementing any material change that affects Client's normal operating procedures, reporting, or internal service costs. For clarity, Fiserv is obligated by this Agreement to perform the Services in accordance with the Exhibits. Fiserv will use commercially reasonable efforts to minimize any impact of such changes upon its Clients generally, including the conduct of reasonable investigation to determine the likely impact of the changes. Client will participate in applicable testing upon Fiserv's prior written request and based on a scope mutually agreed in writing between the parties.

(iii) Client Systems Access. If Fiserv accesses Client Systems, Fiserv will: (A) use this access only to provide Fiserv Services to Client; and/or (B) ensure that the Fiserv System includes up-to-date anti-viral software designed to prevent viruses from reaching Client Systems through the Fiserv System.

(iv) Fiserv shall provide procedures and operating instructions for use of Services and the Fiserv System.

(d) Client Obligations.

(i) Procedures. Client agrees to comply with Fiserv's procedures and operating instructions for use of Services and the Fiserv System.

(ii) Client caused errors. Client agrees that Client shall be solely responsible for Service problems caused by Client's alterations or modifications to the Services, misapplication or misuse of Services, use of the Services other than as specified in Section 13 (d) (i) above or by Client's failure to perform responsibilities listed under the Client Responsibilities section of the Exhibits as applicable.

(iii) Communication Lines, Terminals, Equipment Software. Client will provide or procure from Fiserv at Client's expense all communication lines, terminals, equipment, computer software, and interface devices (collectively, "Client Equipment") required to access the Fiserv System and to transmit and receive data and information between Client's location(s), Fiserv's service center(s), and/or other necessary location(s). All Client Equipment is subject to approval by Fiserv and shall be compatible with the Fiserv System. If Client has elected to provide such items itself, Fiserv shall provide Client with a list of compatible equipment and software. Client agrees to pay Fiserv's standard fee for recertification of the Fiserv System resulting from Client's use of non-compatible Client Equipment. If Fiserv provides such items, Client agrees to pay charges relating to the installation and use of Client Equipment as set forth in the Exhibits or, if not set forth in the Exhibits, as is reasonably agreed to between the parties.

(iv) Input. Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv (whether delivered to or from Client site(s) or any applicable clearinghouse, regulatory agency, or Federal Reserve Bank) of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in the Exhibits. The information and data shall be provided in a format and manner approved by Fiserv. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Fiserv.

(v) Client Personnel. Client shall designate appropriate Client personnel for training in the use of the Services, shall supply Fiserv with reasonable access to Client's site during normal business hours for Implementation Services, and shall cooperate  with Fiserv personnel in their performance of Services.

(vi) Client Review. Client shall review all reports furnished by Fiserv for accuracy, and shall work with

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Fiserv to reconcile any out of balance conditions or discrepancies.

(vii) Client Systems. Client shall ensure that Client Systems: (A) are capable of passing and/or  accepting data from and/or to the Fiserv System, and (B) include up-to-date anti-viral software designed to prevent viruses from reaching the Fiserv System through Client Systems.

(viii) Client shall provide advance written notice to Fiserv of Client's reasonable safety and security procedures and other reasonable Client rules applicable to Fiserv personnel while at Client facilities.

(ix) With respect to each exhibit pursuant to which Client provides access to Fiserv Services to Customers, Client shall be responsible for the performance or non-performance by each Customer of all Customer obligations under the agreements between Client and such Customer, and shall be primarily liable to Fiserv for all actions and omissions of each such Customer.

(e) Disaster Recovery.

(i) General. Fiserv maintains a disaster recovery plan ("Disaster Recovery Plan") for each Service. A "Disaster" shall mean any unplanned interruption of the operations of or inaccessibility to Fiserv's service center in which Fiserv, using reasonable judgment, requires relocation of processing to a recovery location. Fiserv shall notify Client as soon as possible after the occurrence of a Disaster and shall comply with the Disaster Recovery Plan. Fiserv shall move the processing of Client's standard services to the extent such Services are affected by such Disaster, to a recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv, with any actions required of Client provided such actions can be performed at Clients location, in implementing the switch-over to the recovery location. During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services.

(ii) Communications. Fiserv shall work with Client to establish a plan for alternative communications in the event of a Disaster.

(iii) Disaster Recovery Test. Fiserv shall test the Disaster Recovery Plan annually. Client agrees to participate in and assist Fiserv with such test, if requested by Fiserv. Upon Client's written request or as mutually agreed between Client's information security officer or designee and Fiserv's relationship manager, test results will be made available to Client's management, regulators, auditors, and insurance underwriters.

(iv) Client Plans.  Fiserv agrees to release information necessary to allow Client's development of a disaster recovery plan that operates in concert with the Disaster Recovery Plan.

(v) No Warranty. Client understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv's service center(s). No performance measures, standards, or service level agreements shall be applicable for the duration of a Disaster. However, in the performance of any Services at a recovery site during any period of disaster recovery, Fiserv will employ commercially reasonable efforts to perform such Services correctly. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client's facilities and for securing business interruption insurance or other insurance necessary for Client's protection.

(f) Lost Records. If Client's records or other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv's liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in Client's possession.

(g) Termination.

(i) Return of Client Files. Upon expiration or termination of this Agreement or any Exhibit, Fiserv shall furnish to Client such copies of Client Files as Client may request in an industry standard format supported by Fiserv, and shall provide such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System; provided, however, that Client consents and agrees and authorizes Fiserv to retain Client Files until: (A) Fiserv is paid in full for all amounts due and all Fiserv Services provided through the date such final Client Files are returned to Client; (B) Fiserv is paid in accordance with section 9 h Termination Assistance for the services necessary to return such Client Files; (C) if this

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Agreement or applicable Exhibit is being terminated, Fiserv is paid any applicable termination fee pursuant to Section 9(d) or (e); and (D) Client has returned or destroyed all Fiserv Information in accordance with Section 3(b). Unless directed by Client in writing to the contrary, Fiserv shall be permitted to destroy Client Files any time after 30 days from the final use of Client Files for processing.

(ii) Miscellaneous.  Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client's premises

13. General.

(a) Non-assignment. In the event of the sale of 50% or more of Client's common stock, or the sale of all or substantially all of Client's assets, or in the event of any merger in which Client is not the surviving organization, Client may transfer this Agreement with any of its Exhibits upon (a) Fiserv's prior written consent (which consent Fiserv shall not unreasonably withhold, provided such acquirer is not a competitor of Fiserv set forth in Appendix 4 and provided Client has executed an assignment and assumption agreement of the type and form attached as Appendix 5) and (b) payment of additional license fees for such transfer, if applicable, at the rates set forth herein or if not so stated at Fiserv's then-current rates.

(b) Binding Agreement; Assignment. This Agreement is binding upon the parties and their respective successors and permitted assigns. Except as otherwise provided herein, neither this Agreement, the licenses provided pursuant to Exhibit M, nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control, by operation of law or otherwise, without Fiserv's prior written consent which shall not be unreasonably withheld or unduly delayed. Client agrees that Fiserv may subcontract any Services to be performed hereunder; provided that any such subcontractors shall be required to comply with all applicable terms and conditions of this Agreement, such subcontractor(s) shall be on-shore unless Fiserv and Client mutually agree otherwise, and Fiserv shall remain primarily liable for the performance of any such subcontractors.

(c) Entire Agreement; Amendments. This Agreement, including its Exhibits and Appendices (if any), which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes the Letter of Engagement dated July 23, 2008 and its extension and the Confidentiality and Non-disclosure Agreement dated April 1, 2008 each executed between the parties, and all other previous agreements with respect thereto. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. Modifications of this Agreement must be in a writing which follows the Change Control Policy of this Agreement and signed by duly authorized representatives of the parties. In the event the provisions of any Exhibit conflict with the provisions of this Agreement, this Agreement shall control unless the applicable Exhibit expressly provides that its provisions control.

(e) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

(f) Governing Law; Jury Trial Waiver. This Agreement will be governed by the substantive laws of the State of Pennsylvania without reference to provisions relating to conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Both parties agree to waive any right to have a jury participate in the resolution of any dispute or claim between the parties or any of their respective affiliates arising under this Agreement.

(g) Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts of God, acts of civil or military authority, fire, food, strikes, war, epidemics, pandemics, shortage of power, or other acts or causes reasonably beyond the control of that party. For clarity, failure of either party's subcontractors to perform shall not be considered a Force Majeure event. Each party shall take commercially reasonable steps to mitigate the impact of a Force Majeure event. The party experiencing the force majeure event agrees to give the other party notice promptly following the occurrence of a force majeure event, and to use diligent efforts to recommence performance as promptly as commercially practicable. In the event that Fiserv is unable to resume the affected Service in 30 days, Client may, at its option treat such failure as a breach entitling Client to terminate the affected Service in a manner provided in Section 9 (b) without payment of termination fees pursuant to Section 9 of this Agreement.

(h) Notices. Any written notice required or permitted to be given hereunder shall be given to:

For Fiserv:	President CBS WW
600 Colonial Center Parkway
Lake Mary, FL 32746

With copy to	Fiserv General Counsel
255 Fiserv Drive
Brookfield, WI 53045

For Client:	Chairman/President/CEO

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3801 Paxton Street
Harrisburg, PA 17111

With copy to:	Chief Operating Officer
3801 Paxton Street
Harrisburg, PA 17111

by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized overnight courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.

(i) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(j) Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and reasonable attorneys' fees of bringing such arbitration, suit, or action.

(k) Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement, including but not limited to the rights and obligations of the parties described in Sections 3(b); 4(a); 8; 9(h); 10; 12(g).

(1) Exclusivity. Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Agreement. For purposes of the foregoing, the term "Client" shall include Client affiliates. Client agrees not to enter into an agreement with any other entity to provide these services (or similar services), and not to perform these services (or similar services) for itself, during the term of this Agreement (i) without Fiserv's prior written consent or (ii) unless terminated under the provisions of the Agreement. If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of services being provided by Fiserv immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall take effect with respect to such acquired entity as soon as practicable after expiration or Client's choice for earlier termination of such acquired entity's previously existing arrangement for these services. For clarity, this does not require Client to terminate such existing arrangement early. If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of such services until any termination or expiration of this Agreement.

(m) Recruitment of Employees. Neither party shall, without the other party's prior written consent, directly or indirectly, solicit for employment or hire any Restricted Employee (as defined herein) within the 12-month period starting on the earlier of. (i) termination of such Restricted Employee's employment, or (ii) termination or expiration of this Agreement. "Restricted Employee" means any former or current employee of a party of whom the other party became aware or came into contact with during Fiserv's provision of Services under this Agreement. This restriction shall not preclude either party from hiring Restricted Employees of the other party who respond to a public advertisement not targeted at such Restricted Employees.

(n) Publicity. Client and Fiserv shall have the right to make general references about each other and the type of services being provided hereunder to third parties, such as auditors, regulators, financial analysts, and prospective customers and Clients, provided that in so doing Client or Fiserv does not breach Section 3 of this Agreement. The parties may mutually agree on a press release relating to the execution of this Agreement. In conjunction with this, the party initiating such release shall give the other party a reasonable opportunity to review and approve the content thereof prior to its release.

(o) Client agrees in using Fiserv's trademarks to adhere to the rules and regulations for trademark use and to abide by any graphic standards provided by Fiserv to Client. All packages, labels, designs, descriptive material, user manuals and advertising of every type developed by Client that includes any such trademarks, shall be subject, at Fiserv's request, to Fiserv's prior approval. Advertising and other materials developed and distributed by Fiserv may be used by Client without Fiserv's prior approval. Client shall not use such trademarks with or without any word or words, as part of its corporate name, or any similar name that might, when either written or spoken, be confused with such trademarks. Fiserv expressly reserves all rights related to such trademark use, including without limitation, all good will associated therewith.

(p) Fiserv agrees in using Client's trademarks to adhere to the rules and regulations for trademark use and to abide by any graphic standards provided by Client to Fiserv. All packages, labels, designs, descriptive material, user manuals and advertising of every type developed by Fiserv that includes any such trademarks, shall be subject, at Client's request, to Client's prior approval. Advertising and other materials developed and distributed by Client

Fiserv Confidential

may be used by Fiserv without Client's prior approval. Fiserv shall not use such trademarks with or without any word or words, as part of its corporate name, or any similar name that might, when either written or spoken, be confused with such trademarks. Client expressly reserves all rights related to such trademark use, including without limitation, all good will associated therewith.

(q) Independent Contractors. Client and Fiserv expressly agree they are acting as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other except as expressly authorized herein.

(r) No Third Party Beneficiaries. No third party shall be deemed to be an intended or unintended third party beneficiary of this Agreement.

(s) Ongoing Relationship Management. Client and Fiserv shall designate a relationship manager for the term of the Agreement. Such designated Fiserv and Client relationship managers will review, either in person or via telephone, information regarding the performance under this Agreement, including the Monthly Reports as defined in Exhibit 2. The date, time, and location of the reviews shall be by mutual agreement between the parties.

(t) Insurance. During term of this Agreement, Fiserv will, at its own expense, carry and maintain the insurance coverage specified below (all monetary values are in United States Dollars) with insurance companies rated A-VIII or higher by A. M. Best Company, or if no longer available, a similar rating company:

i.	Workers Compensation in compliance with statutory limits.
ii.	Employers Liability ("EL") with limits of $1,000,000/$1,000,000, $1,000,000.
iii.
Commercial General Liability ("CGL") with limits of $1,000,000 per occurrence and $2,000,000 general aggregate for bodily injury, personal injury and property damage. Coverage shall include contractual liability, products and completed operations, independent contractors.

iv.
Automobile Liability ("AL") covering liability arising out of any auto (owned, hired and non owned) if used in connection with Services to be performed under this Agreement with combined single limits for bodily injury and property damage of $1,000,000 per occurrence.

v.	Umbrella Liability excess of CGL, EL and AL on an occurrence form with limits of $5,000,000 per occurrence and aggregate.
vi.
Commercial Crime insurance providing employee theft coverage for financial loss sustained by Client caused by the dishonesty of Vendor's employees in the servicing of this Agreement with limits of $5,000,000 per occurrence.

Upon request, Fiserv will cause to have furnished to Client certificate(s) of insurance that evidence that all insurance required under this Agreement is in force, such certificate to stipulate that the insurance will not be canceled or materially changed while this Agreement is in effect without thirty (30) days prior written notice to COMMERCE.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

For Client:	For Fiserv:

Commerce Bank Harrisburg, N.A.	Fiserv Solutions, Inc.
By: /s/ Gary L. Nalbandian	By: /s/ Tony Catalfano
Name: Gary L. Nalbandian	Name: Tony Catalfano
Title: Chairman/President/CEO	Title: President

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